SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  August 5, 2002
(Date of earliest event reported)

FAIR, ISAAC AND COMPANY, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-16439 (Commission File Number)	94-1499887 (I.R.S. Employer Identification Number)

200 Smith Ranch Road, San Rafael, CA (Address of principal executive offices)	94903 (Zip Code)

(415) 472-2211

(Registrant’s telephone number,

including area code)

Item 2.      Acquisition or Disposition of Assets.

On August 5, 2002, a wholly owned subsidiary of Fair, Isaac and Company, Incorporated, a Delaware corporation (“Fair, Isaac”), merged  (the “Merger”) with and into HNC Software Inc., a Delaware corporation (“HNC”), pursuant to an Agreement and Plan of Merger, dated as of April 28, 2002 (the “Merger Agreement”), by and among Fair, Isaac, HNC and Northstar Acquisition Inc., a Delaware corporation (“Northstar”).  As a result of the Merger, HNC became a wholly owned subsidiary of Fair, Isaac.

Pursuant to the Merger Agreement, each outstanding share of HNC common stock was converted into the right to receive 0.519 shares of Fair, Isaac common stock.  No fractional shares of Fair, Isaac common stock will be issued and in lieu thereof former HNC stockholders otherwise entitled to a fractional share will receive a cash payment in the amount of the proceeds from the sale of such fractional share in the market.

In addition, pursuant to the Merger Agreement, each outstanding option granted by HNC to purchase shares of HNC common stock was converted into an option to acquire Fair, Isaac common stock having the same terms and conditions as the HNC stock option had before the merger.  The number of shares that each new Fair, Isaac option is exercisable for and the exercise price of each new option has been adjusted in accordance with the exchange ratio in the Merger.

The foregoing description of the Merger Agreement is qualified in its entirety to the full text of the Merger Agreement, which is incorporated herein by reference.

Item 7.   Financial Statements and Exhibits.

                (a)           Financial statements of businesses acquired.

In accordance with Item 7(a)(4), the financial statements required by Item 7(a) are not included in this report.  Fair, Isaac expects that such financial statements will be filed within the 60–day period provided by Item 7(a)(4).

                (b)           Pro forma financial information.

In accordance with Item 7(a)(4), the financial statements required by Item 7(b) are not included in this report.  Fair, Isaac expects that such financial statements will be filed within the 60–day period provided by Item 7(a)(4).

(c)           Exhibits.

2.1

Agreement and Plan of Merger, dated as of April 28, 2002, among Fair, Isaac and Company, Incorporated, Northstar Acquisition Inc. and HNC Software Inc. (incorporated by reference to Annex A to the joint proxy statement/prospectus, dated June 17, 2002, that forms a part of Fair, Isaac and Company, Incorporated’s Registration Statement on Form S-4/A filed on June 14, 2002 (File No. 333-89268)).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Fair, Isaac has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 19, 2002

FAIR, ISAAC AND COMPANY, INCORPORATED

By	/s/ ANDREA M. FIKE
Andrea M. Fike
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated as of April 28, 2002, among Fair, Isaac and Company, Incorporated, Northstar Acquisition Inc. and HNC Software Inc. (incorporated by reference to Annex A to the joint proxy statement/prospectus, dated June 17, 2002, that forms a part of Fair, Isaac and Company, Incorporated’s Registration Statement on Form S-4/A filed on June 14, 2002 (File No. 333-89268)).